Exhibit 10.3
EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND JAMES J.
MCGONIGLE RELATING TO EMPLOYMENT, BOARD SERVICE, NON-
COMPETITION AND RELATED MATTERS
DATED JULY 25, 2006
          AGREEMENT (the “Agreement”), dated as of July 25, 2006, is made and entered into by and between The Corporate Executive Board Company (the “Company”) and James J. McGonigle (“McGonigle”).
          WHEREAS, McGonigle and the Company are parties to that certain Employment Agreement, dated as of January 21, 1999 (the “Employment Agreement”), and that certain Agreement Concerning Exclusive Services, Confidential Information, Business Opportunities, Non-Competition, Non-Solicitation and Work Product, dated as of January 21, 1999 (the “Non-Competition Agreement”);
          WHEREAS, effective as of July 1, 2005, McGonigle ceased to serve as the Chief Executive Officer of the Company but continued to serve as Chairman of the Board of Directors of the Company (the “Board”); and
          WHEREAS, the parties desire to establish and confirm the terms of McGonigle’s employment with the Company.
          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
     1. Termination of Employment Agreement.
          McGonigle and the Company hereby agree that effective as of January 1, 2006, the Employment Agreement and the Non-Competition Agreement shall be superseded by the Agreement, and shall, from and after January 1, 2006, be of no further force or effect.
     2. Board Service.
          McGonigle shall serve in his current position as Executive Chairman of the Company’s Board of Directors (the “Board”) until December 31, 2006. As Executive Chairman of the Board, McGonigle shall preside over meetings of the Board and shall have such additional responsibilities, perform such duties and provide such services as the Board may request, consistent with such position, the Bylaws of the Company and the Board’s Corporate Governance Principles. McGonigle shall cease to be an executive of the Company on December 31, 2006. From and after January 1, 2007 and until such time as the Board in its sole discretion elects a new Chairman, McGonigle shall serve as non-executive Chairman of the Board, and in such capacity shall have such responsibilities and perform such duties as specified in the Company’s Bylaws and the Board’s Corporate Governance Principles. McGonigle hereby agrees to tender his resignation from the Board on the date that the Board elects a new Chairman of the Board.
     3. Part-Time Employment.
          The Company hereby agrees that from and after January 1, 2007 and until April 1, 2009 (the “Term”), McGonigle shall be employed on a part-time basis as a non-executive employee of the Company. During the Term, McGonigle shall be employed at the Company’s executive office location during normal business hours, providing significant and substantial service to the Company of no less than 750 hours per year and up to 1000 hours per year. McGonigle’s employment schedule will be arranged on a mutually convenient basis, provided that (i) the foregoing provision shall not alter the Company’s control over McGonigle’s employment and work schedule and McGonigle’s obligations to provide substantive services to the Company as a part-time employee. Subject to the terms and conditions stated herein, McGonigle shall perform and discharge such services and duties as are requested from time to time by the Board and/or the Company’s Chief Executive Officer. Such services shall include assistance with transition matters, advice and counsel pertaining to historical operations, strategic advice, industry related matters, customer-related matters and general management matters. In addition, such services may include assistance with special projects within McGonigle’s management and industry expertise. Any termination of McGonigle’s service as a member of the Board shall have no effect on McGonigle’s status as a part-time, non-executive employee of the Company. McGonigle will be provided with an office in the Corporate headquarters comparable to offices provided for senior officers of the Company and will be provided information technology support, on-site parking and secretarial support for the duration of the Term.
     4. Exclusivity.
          The Company and McGonigle agree that McGonigle shall be permitted to engage in other business, civic and charitable activities (subject to the restrictions in Section 8), as long as such activities do not materially interfere with the performance of his duties as an employee of the Company hereunder. Notwithstanding the foregoing, McGonigle agrees that during the Term he shall not serve as an employee of an entity other than the Company on either a full-time or part-time basis.
     5. Remuneration.
          (a) Compensation.
               (i) 2006 Compensation. For his service as Executive Chairman of the Board during 2006, McGonigle shall be compensated at the rate of $480,000 per annum.

               (ii) No Other Compensation. McGonigle agrees and acknowledges that he is and will not be entitled to any compensation and/or benefits from the Company in respect of his service as a member of the Board other than those items specifically provided for under this Section 5.
          (b) Part-Time Employee Compensation.
               (i) Cash Compensation. From and after January 1, 2007 and through the Term, McGonigle shall be compensated in respect of his service as a part-time employee of the Company, at the rate of $350,000 per annum, payable in installments in accordance with the Company’s policy governing salary payments to part-time employees generally, except that the amount of such cash compensation shall be reduced by any amount of cash retainer paid to McGonigle for his service on the Board.
               (ii) Benefit Plan Participation. During the Term, to the extent permissible under the existing terms of the Company’s employee benefit plans, the Company will provide to McGonigle, the right to participate in the Company’s Deferred Compensation Plan and in any employee benefits plans that provide for participation by part-time employees of the Company. In addition, after the Term, McGonigle will be entitled to participate in any medical insurance, health or welfare benefit plan as and when made available by the Company to its retired employees and/or retired key employees or officers, in each case such participation to be at McGonigle’s own expense to the extent that such plans so provide.
               (iii) Expense Reimbursements. During the Term, the Company shall reimburse McGonigle for all reasonable and necessary business expenses incurred by him in the performance of his duties hereunder, in accordance with its policies, and provided they are documented in a form satisfactory to the Internal Revenue Service and consistent with Company policy for the deduction of such expenses.
          (c) Other Elements of Compensation. McGonigle confirms and acknowledges that except as expressly provided in this Agreement, any other elements of compensation, including without limitation grants of equity-based compensation, are provided at the sole discretion of the Board of Directors and/or its compensation committee, which also shall have sole discretion to determine the terms, amount and frequency of any such other elements of compensation. Notwithstanding the foregoing, the parties acknowledge that as due and valid consideration for McGonigle’s covenants set forth in Section 8 of this Agreement, the Company has entered into this Agreement and agrees and confirms that (i) the stock options and restricted stock units held by McGonigle (the “Equity Awards”) shall be governed by the existing terms thereof, (ii) for so long as McGonigle fulfills his obligations pursuant to this Agreement, McGonigle shall not be deemed to have incurred a termination of employment with the Company for purposes of such Equity Awards, and (iii) the Board and its compensation committee shall not adjust the vesting schedule of the Equity Awards based on McGonigle’s status as a part-time employee.
          (d) Special Equity Awards. On January 1, 2007, McGonigle shall be granted a stock appreciation right on 11,250 shares of the Company’s common stock with an exercise price set at the market price of the Company’s common stock and a restricted stock units award on 11,250 shares of the Company’s common stock (collectively, the “Special Equity Awards”).

Such Special Equity Awards shall become exercisable and vest in full March 31, 2009, but shall be forfeited if McGonigle’s employment terminates before the end of the Term either for Cause (as defined in Section 6(b)) or through voluntary resignation other than following a material breach of this Agreement by the Company (as referred to in Section 6(b)). Such stock appreciation rights shall remain exercisable until the second anniversary of the expiration of the Term, provided that McGonigle has not violated the covenants under Section 8 of this Agreement. If Section 8 covenants are violated by Mr. McGonigle, such stock appreciation rights must be exercised within 90 days of the occurrence of the violation.
     6. Termination.
          McGonigle’s service with the Company hereunder shall terminate upon the expiration of the Term or upon the earlier occurrence of any of the following events:
          (a) McGonigle’s death or disability. For the purposes of this Agreement, the term “disability” shall mean a serious and permanent medical incapacity or disability that precludes McGonigle from performing professional work. The Company, at its option and expense, shall be entitled to retain a physician reasonably acceptable to McGonigle to confirm the existence of such incapacity or disability.
          (b) The termination of McGonigle by the Company for Cause or without Cause. For purposes of this Agreement, “Cause” for termination shall mean the commission of a material act of fraud, theft or dishonesty against the Company; conviction for any felony; or willful non-performance of material duties which is not cured within sixty (60) days after receipt of written notice to McGonigle from the Board. A termination without Cause shall include a resignation by McGonigle upon sixty (60) days notice to the Company following a material breach of this Agreement by the Company, provided that McGonigle delivers written notice to the Company within sixty (60) days following the event that McGonigle considers to constitute a material breach, stating that McGonigle believes that a basis for termination under this provision exists and specifying the event that McGonigle considers to constitute the basis for such termination, and the Company shall not have remedied or cured such event within 60 days of receipt of such notice.
          (c) The resignation by McGonigle.
     7. Effect of Termination.
          (a) Upon the termination of McGonigle’s service as a part-time, non-executive employee of the Company (whether prior to or upon the expiration of the Term), McGonigle shall be deemed to have voluntarily resigned from all positions that McGonigle may then hold with the Company and any of its subsidiaries, effective upon the date of such termination (the “Termination Date”). In addition, such termination of service shall be deemed a termination of employment for all purposes under the Equity Awards. Following McGonigle’s termination of employment with the Company for any reason, McGonigle shall continue to be subject to the covenants as set forth in Section 8 and shall have no further rights to any compensation or any other benefits under this Agreement except as set forth in this Section 7.

          (b) If McGonigle’s service with the Company is terminated by the Company without Cause, McGonigle shall be entitled to receive payment of all unpaid amounts to which McGonigle has become entitled under this Agreement through the Termination Date and, subject to McGonigle’s delivery of a valid and irrevocable general release of all claims against the Company and its affiliates to the fullest extent permitted by law, in a form mutually acceptable to the Company and McGonigle, McGonigle shall receive a lump sum payment equal to the cash compensation that otherwise would have been paid during the remainder of the term, and all of the Equity Awards that remain outstanding as of the Termination Date shall become immediately and fully vested and exercisable as of immediately prior to the Termination Date. The irrevocable general release described in this Section 7(b) shall not apply to (i) any obligation to provide compensation under this Agreement, (ii) any claims by McGonigle for indemnification under the Company’s certificate of incorporation and bylaws and (iii) any claims by McGonigle under the Company’s director and officer insurance coverage.
          (c) If McGonigle’s employment with the Company is terminated other than by the Company without Cause (including termination upon the expiration of the Term), McGonigle shall be entitled to receive payment of all unpaid amounts to which McGonigle has become entitled under this Agreement through the Termination Date and McGonigle shall have no further rights to any compensation or any other benefits under this Agreement. In addition, upon such a termination, no Equity Award held by McGonigle but not then vested shall vest after the Termination Date except to the extent specifically provided in the terms of such Equity Award.
          (d) Notwithstanding the foregoing, if within one year after a Change in Control of the Company (as defined in the applicable Equity Award agreement) McGonigle incurs a termination of employment for any reason other than for Cause (as defined in the applicable Equity Award agreement) or voluntary resignation, the Equity Awards shall be deemed to have become fully vested immediately prior to such termination of employment.
     8. McGonigle Covenants.
          McGonigle and the Company acknowledge that the Employment Agreement and the Non-Competition Agreement set forth certain rights and obligations of the parties with respect to confidential information, Company property and business opportunities, non-competition, solicitation of employees and intellectual property and that notwithstanding the termination of the Employment Agreement and the Non-Competition Agreement, the parties hereby confirm their intention to retain such rights and be bound by such obligations, and in order to continue, confirm and clarify the scope thereof, hereby agree to the following terms.
          (a) Confidential Information. Except as may be required and authorized in the course of his service with the Company, McGonigle shall not at any time during the Term or after the termination of McGonigle’s service hereunder for any reason disclose or use, directly or indirectly, any confidential or proprietary information of the Company or its affiliates. For the purposes of this Agreement, “confidential or proprietary information” shall mean all information disclosed to McGonigle, or known by him as a consequence of or through his employment and/or service with the Company, where such information is not generally known in the trade or industry or which is considered confidential by the Company or was the subject of efforts by the Company to maintain its confidentiality, and where such information refers or relates in any manner whatsoever to the business activities, processes, services or products of the Company or its affiliates. Such information includes, but is not limited to, trade secrets as defined by the District of Columbia Trade Secrets Act, D.C. Code (S) 48-501, et seq., business and development plans (whether contemplated, initiated or completed), business contacts, methods of operation, policies, results of analysis, member and prospective member lists, employee lists, business forecasts, financial data, advertising and marketing methods, manuals, training materials, management, performance review, project assessment and all other forms and documents used in management of the Company’s employees and in performing work for the Company, reports, correspondence, data collection forms and other documents provided to members, syndicated, multi-client studies, custom research reports, statements, reports, strategic information and other information distributed to policy or management committee members, information relating to costs and revenues, and similar information.
          (b) Return of Company Property. Upon termination of McGonigle’s service with the Company hereunder for any reason, McGonigle shall immediately return to the Company or destroy or delete to the satisfaction of the Company all of the Company’s and its affiliates’ property and confidential or proprietary information which is in tangible form (including, but not limited to, all correspondence, memoranda, files, manuals, books, lists, records, equipment, computer disks, magnetic tape, and electronic and other media and equipment) and all copies thereof in McGonigle’s possession, custody or control, provided that McGonigle may retain one copy of each published study to which he contributed personally.
          (c) Business Opportunities. During the Term, McGonigle shall promptly disclose to the Company each business opportunity of a type, which, based upon such opportunity’s prospects and relationship to the business of the Company or its affiliates, McGonigle knows or might reasonably believe the Company is pursuing or is planning to pursue. In the event that McGonigle’s service hereunder is terminated for any reason, the Company or its affiliates shall have the exclusive right to participate in or undertake on their own behalf without any involvement by or compensation to McGonigle any such opportunity that arose during the Term.
          (d) Covenant Not to Compete.
               (i) Except as otherwise provided in Section 8(d)(ii), if McGonigle’s service to the Company hereunder is terminated for any reason (including the expiration of the Term), for due and valid consideration as set forth in this Agreement (including but not limited to Section 5(c) and the Company’s determination to enter into this Agreement), the value and sufficiency of which is hereby acknowledged, McGonigle shall not, directly or indirectly, either individually or as a five or more percent stockholder, director, officer, partner, consultant, owner, employee, agent, or in any other capacity, for a period of two (2) years following the Termination Date, (A) provide Company Services (as defined below) or work for or provide services to any person or entity that provides Company Services, to any person or entity located within a one hundred (100) mile radius of any city or location in the United States or in any foreign country in which the Company or its affiliates has an office, is engaged in business or proposes to engage in business as of the Termination Date, except that this provision shall not restrict McGonigle from serving as a director of the company(ies) listed on Attachment A to this Agreement or of any other company where such service has been approved in advance by the Board of the Company; or (B) solicit or offer to provide or provide Company Services, or work for a person or entity that solicits or offers to provide or provides Company Services, to any person or entity who was a member of the Company or its affiliates or was directly or indirectly solicited to be a member of the Company or its affiliates at any time during the two-year period prior to the Termination Date. For the purposes of this Section 8(d)(i), the term “Company Services” shall mean: (aa) providing short-answer or custom research on demand, including without limitation literature or database searches, telephone interviews, or other research of the same or substantially similar type as that provided by the Company or its affiliates; or (bb) preparing published multiple client or syndicated studies, including without limitation studies of the same or substantially similar type provided by the Company or its affiliates; or (cc) selling benchmarking data and databases of the same or substantially similar type provided by the Company or its affiliates; or (dd) providing conferences, seminars, training or education of the same or substantially similar type provided by the Company or its affiliates; or (ee) providing any other services or products not described in (aa) through (dd) above that the Company or its affiliates is providing, has provided or notifies McGonigle of its intention to provide as of the Termination Date; where any of the foregoing services described in (aa) through (ee) above are provided to any of the following: pharmaceutical companies, insurance companies, managed care companies, commercial banks, brokerage houses, mutual fund companies, Fortune 1000 companies and companies with annual revenues greater than $100 million. For the avoidance of doubt, the Company and McGonigle agree that that for purposes of this Section 8 the Company is “engaged in business” throughout the United States, the United Kingdom, western European and Japan. Notwithstanding the foregoing, McGonigle may, upon termination in the situations described above, work as a consultant or for a consulting firm, provided he complies with all of the provisions of this Section 8(d)(i). The Company may release McGonigle from some or all of the restrictions in this section only in a written instrument signed by McGonigle and the Chief Executive Officer of the Company.
               (ii) McGonigle agrees that the restrictions imposed upon him by the provisions of this Section 8 are fair and reasonable considering the nature of the Company’s business, the position of trust and responsibility he has occupied with the Company, and the sensitive nature of the information to which the Company has given him access and the relationships he has developed on behalf of the Company at the Company’s expense, and are reasonably required for the protection of the Company. McGonigle further agrees that the provisions of Section 8(d)(i) relating to areas of restriction, member limitations, or time periods of restriction were specifically discussed in good faith and are acceptable to McGonigle. Nevertheless, to the extent that these restrictions exceed the maximum areas of restriction, member limitations or periods of time which a court of competent jurisdiction would enforce, the areas of restriction, member limitations or time periods shall be modified by such court to be the maximum areas of restriction, member limitations or time periods which such court would enforce in any state or jurisdiction in which such court shall be convened. If any other part of Section 8(d)(i) is held to be invalid or unenforceable, the remaining parts shall nevertheless continue to be valid and enforceable as though the unenforceable portion(s) were absent. In addition, both during the Term and subsequent to the termination McGonigle’s of service to the Company hereunder and at such times as the Company may reasonably request, McGonigle agrees to provide the Company with such information as may be reasonably necessary to demonstrate his compliance with the terms and conditions of this Agreement.
               (iii) For purposes of this Agreement, the term “affiliates” shall mean a corporation of which 50 percent or more of the total combined voting power or value of all classes of capital stock are, directly or indirectly, owned by the Company or by the beneficial shareholders of the Company.
          (e) Solicitation of Employees. McGonigle agrees that during the Term, and for a period of two (2) years after the Termination Date, he shall not, except in the course of his duties for the Company, directly or indirectly, induce or attempt to induce or otherwise counsel, advise, ask or encourage any person who at the time is a current employee of the Company or its affiliates, or who left such employ within the preceding six (6) months, to leave the employ of the Company or to accept employment with another employer besides the Company or as an independent contractor, or offer employment to or hire such person.
          (f) Inventions Improvements and Copyrightable Materials. McGonigle shall disclose promptly in writing and assign immediately, and hereby assigns to the Company, all of McGonigle’s right, title and interest in and to, any original works of authorship, formulas, processes, programs, benchmarking or other databases, techniques, know-how, data, developments or discoveries, whether or not copyrightable, relating to the Company’s business of Company Services or to corporate research, management and/or consulting practices or services (hereinafter referred to collectively as “Work Product”), which McGonigle may make or conceive, or first reduce to practice or learn either solely or jointly with others, during the employment period with the Company through McGonigle’s work with the Company or its affiliates or with any other person or entity pursuant to an assignment by the Company or its affiliates. McGonigle acknowledges the special interest the Company holds in its processes, techniques and technologies in producing its editorial works and agrees that such processes, techniques and technologies shall not be directly or indirectly used or distributed by McGonigle for the interests of any person or entity besides the Company.
               (i) All disclosures and assignments made pursuant to this Agreement are made without royalty or any additional consideration to McGonigle other than the regular compensation paid to McGonigle by the Company or its affiliates.
               (ii) McGonigle shall execute, acknowledge and deliver to the Company or its affiliates all necessary documents, and shall take such other action as may be necessary to assist the Company in obtaining by statute, letters patent, copyrights, trademarks or other statutory or common law protections for the Work Product covered by this Agreement, vesting title and right in such patents, copyrights, trademarks and other protections in the Company and its designees. McGonigle hereby agrees that the Work Product constitutes a “work made for hire” in accordance with the definition of that term under the U.S. copyright laws. McGonigle shall further assist the Company or its affiliates in every proper and reasonable way to enforce such patents, copyrights, trademarks and other protections as the Company may desire. McGonigle’s obligation to deliver documents and assist the Company or its affiliates under this Agreement applies both during and subsequent to the Term.
               (iii) Any Work Product relating to the Company’s business which McGonigle may disclose to anyone within six (6) months after the Termination Date, or for which the Company or its affiliates may file application for letters patent, copyright, trademark or other statutory or common law protection within eighteen (18) months after the Termination Date, shall rebuttably be presumed to have been made, conceived, first reduced to practice or learned during the term of McGonigle’s employment with and/or service to the Company and fully subject to the terms and conditions set forth herein; provided that if McGonigle can demonstrate that he, in fact, conceived any such Work Product subsequent to the Termination Date and such Work Product is not based upon or derived from confidential or proprietary information of the Company or its affiliates or does not relate to the scope of work performed by McGonigle pursuant to his duties with the Company or its affiliates, then such Work Product shall belong to McGonigle and shall be McGonigle’s sole property.
               (iv) McGonigle represents that, to his actual knowledge, without independent inquiry, the Work Product does not infringe any copyright or other proprietary right of any person or entity.
               (v) Attached to and made as part of this Agreement as Attachment B is a complete list of all Work Product, patented or copyrighted, which has been made or conceived or first reduced to practice by McGonigle alone or jointly prior to the first date of his employment with the Company or its affiliates. Such Work Product shall be excluded from the operation of this Agreement. If there is no such list on Attachment B, there shall be a rebuttable presumption that no such Work Product exists at the time of signing this Agreement.
          (g) Injunctive Relief and Attorneys’ Fees. McGonigle acknowledges that a breach of any of the provisions of this Section 8 may result in continuing and irreparable damages to the Company or its affiliates for which there may be no adequate remedy at law and that the Company or its affiliates in addition to all other relief available to it shall be entitled to the issuance of a temporary restraining order, preliminary injunction and permanent injunction restraining McGonigle from committing or continuing to commit any breach of this Section 8 both pending further legal proceedings and for appropriate periods in the future. McGonigle agrees that any applicable time period limitation on any provision of this Section 8 shall be extended on a day-for-day basis for each day during which McGonigle participates in any activity in violation of any such provision.
     9. Non-Waiver of Rights.
          The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.
     10. Notices.
          Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to his residence, in the case of McGonigle, or to the business office of its chief Human Resources officer, in the case of the Company.

     11. Binding Effect/Assignment.
          This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither McGonigle nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.
     12. Entire Agreement.
          This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter, including, from and after January 1, 2007, the Employment Agreement and the Non-Competition Agreement.
     13. Severability.
          If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.
     14. Governing Law.
          This Agreement shall be construed in accordance with and governed by the laws of the District of Columbia, irrespective of the principles of conflicts of law therein.
     15. Arbitration of Disputes.
          The parties shall endeavor to settle all disputes by amicable negotiations. Any claim, dispute, disagreement or controversy that arises among the parties relating to McGonigle’s past or future employment with the Company or this Agreement (excluding enforcement by the Company of its rights under the Section 8) that is not amicably settled shall be resolved by arbitration, as follows:
          (a) An arbitration may be commenced by any party to this Agreement by the service of a written request for arbitration upon the other affected party(ies). Such request for arbitration shall summarize the controversy or claim to be arbitrated.
          (b) Any such arbitration shall be heard in the Headquarters Jurisdiction, before a panel consisting of one (1) to three (3) arbitrators, each of whom shall be impartial. Except as the parties may otherwise agree, an arbitrator shall be selected in the first instance by those members of the Board of Directors who are neither members of the Compensation Committee of the Board of Directors nor employees of the Company. If there are no such members of the Board of Directors, an arbitrator shall be selected by the Board of Directors. Executive may request that additional arbitrators be appointed, which arbitrator(s) shall be named by the appropriate official in the District of Columbia office of the American Arbitration Association or, in the event of his or her unavailability by reason of disqualification or otherwise, by the appropriate official in the New York City office of the American Arbitration Association. In determining the number and appropriate background of any additional arbitrators, the appointing authority shall give due consideration to the issues to be resolved, but his or her decision as to the number of arbitrators and their identity shall be final. Any arbitrator shall be an individual who is an attorney licensed to practice law in the District of Columbia. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of an arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator(s) pursuant to the then-current employment dispute resolution rules of the American Arbitration Association.
          (c) All attorneys’ fees and costs of the arbitration shall in the first instance be borne by the respective party incurring such costs and fees, but the arbitrators shall have the discretion to award costs and/or attorneys’ fees as they deem appropriate under the circumstances. The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amount that in any way reflects punitive damages.
          (d) The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.
          (e) It is intended that controversies or claims submitted to arbitration under this Section 11 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed to third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or regulation, including the federal securities laws and the regulations thereunder, in response to legal process or in connection with such arbitration.
          (f) “Headquarters Jurisdiction” means the District of Columbia from the Effective Date until the date that the principal executive offices are relocated to Rosslyn, Virginia, and thereafter means the Commonwealth of Virginia.
     16. Modifications.
          Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.
     17. Tense and Headings.
          Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement, and shall not in any way affect the meaning or interpretation of this Agreement.
     18. Counterparts.
          This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
[signature page follows]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, to be effective as of the first date written above.

THE CORPORATE EXECUTIVE BOARD COMPANY

By:	/s/ James J. McGonigle	By:	/s/ James C. Edgemond
Name:	James J. McGonigle	Name:	James C. Edgemond
		Title:	Treasurer and Secretary

ATTACHMENT A
Permitted Board Service Pursuant to Section 8(d)(i)(A)
FactSet Research Systems Inc.

SNL Financial

ATTACHMENT B
Pre-Existing Work Product
None.